Investor Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Media Contact:
Mark Stejbach
mark.stejbach@tengion.com
267.960.4884

Tengion Provides Business Update and Reports Second Quarter 2011 Financial Results
- Company Reiterates Corporate and Clinical Development Goals -

East Norriton, PA, August 9, 2011 – Tengion, Inc. (Nasdaq: TNGN) today provided a business update and reported its financial results for the second quarter ended June 30, 2011.

“This is an important time for Tengion as we continue to make progress on our lead clinical and preclinical programs, as well as on our corporate and partnership strategy,” said David Scheer, chairman of the Tengion board of directors. “Our search for a new chief executive officer is underway and our dialogue with the FDA is ongoing as we continue to advance our Neo-Urinary Conduit clinical trial. We expect to provide more updates in the near term as we execute on our overall strategy.”

Neo-Urinary Conduit Bladder Cancer Trial – Clinical Update
Tengion is currently conducting an initial clinical trial of its lead product candidate, the Neo-Urinary Conduit™, for use in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy).  The Neo-Urinary Conduit is a combination of a patient’s own cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native bladder tissue conduit, passively transporting urine from the ureters through a stoma, or hole in the abdomen, into a standard ostomy bag.  Patients requiring some form of urinary diversion with today’s standard of care, the use of a segment of bowel tissue to construct a conduit for urine to exit from the body into an ostomy bag, are at risk of complications associated with the use of bowel tissue as well as those associated with the surgery to harvest the bowel tissue.

The trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit, as well as to allow the clinical investigators to optimize the surgical procedure and post-surgical care by incorporating the outcomes observed in each patient into the surgical approach for subsequent patients, as necessary. To date, three patients have been enrolled and implanted in the clinical trial.  Data from these patients have allowed clinical investigators to propose surgical modifications in an effort to address conduit patency and vascular supply.  As planned, Tengion has submitted the surgical modifications and additional clinical data from the trial to the U.S. Food and Drug Administration (FDA)..  The Company expects to gain more clarity during the third quarter of this year from the FDA on the path forward for the trial and anticipates providing a trial and enrollment update by the time of its next quarterly update.

Neo-Kidney Augment Preclinical Program – Update
Tengion’s lead preclinical program, the Neo-Kidney Augment™, is expected to use a patient’s own cells, procured by a needle biopsy of the patient’s kidney, to create an implantable product candidate that can catalyze the regeneration of functional kidney tissue.  The Neo-Kidney Augment is intended to increase functional kidney mass in patients with advanced chronic kidney disease (CKD) thereby delaying or preventing the need for dialysis or kidney transplant in patients with end stage renal disease (ESRD). According to the US Renal Data System, the annual Medicare cost of hemodialysis is $77,000 per patient and approximately 100,000 ESRD patients die in the U.S. each year.  Tengion scientists have published and presented positive data on the effect of the Company’s approach on kidney function in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival.  Building on these results, Tengion is completing the analysis of these studies, and focusing on product formulation and delivery.  The Company expects to approach the FDA by the end of 2011 to clarify the pathway to clinical trials for the Neo-Kidney Augment development program.

Financial Update
For the six months ended June 30, 2011, the Company reported an adjusted net loss of $13.1 million, or $0.67 per basic and diluted common share, compared with an adjusted net loss of $12.9 million, or $2.16 per basic and diluted common share, for the same period in 2010.  The increased adjusted net loss for the 2011 period was primarily due to an increase of $0.9 million of general administrative expense, of which $0.7 million related to the recognition of one-time termination benefits incurred by the Company in connection with a severance agreement.  The increase was offset in part by decrease in interest expense of $0.8 million due to lower average debt facility balances outstanding in 2011.  The adjusted net loss per basic and diluted common share for the six months ended June 30, 2011 was significantly affected by the issuance of common stock in connection with equity financings completed in April 2010 and March 2011.

For the second quarter ended June 30, 2011, the Company reported an adjusted net loss of $6.6 million, or $0.28 per basic and diluted common share, compared with an adjusted net loss of $6.5 million, or $0.58 per basic and diluted common share, for the same period in 2010.  The increased adjusted net loss for the 2011 period was primarily due to an increase of $0.6 million of general administrative expense, which was due to the recognition of one-time termination benefits incurred by the Company in connection with a severance agreement.  The increase was offset in part by decrease in interest expense of $0.4 million due to lower average debt facility balances outstanding in 2011.  The adjusted net loss per basic and diluted common share for the second quarter ended June 30, 2011 was significantly affected by the issuance of common stock in connection with the equity financing completed in March 2011.

As of June 30, 2011, the Company held $25.2 million in cash, cash equivalents, and short-term investments.

Conference Call and Webcast
David I. Scheer, Chairman of the Board of Directors, and A. Brian Davis, Chief Financial Officer and Vice President of Finance, will host a conference call today, August 9, 2011 at 5:00 p.m. ET to provide a business update and discuss the Company’s second quarter 2011 financial results.  Tim Bertram, D.V.M., Ph.D., Executive Vice President, Science & Technology and Chief Scientific Officer and Sunita Sheth, M.D., Chief Medical Officer and Vice President Clinical and Regulatory Affairs will also be available on the call.

The call can be accessed by dialing 1-866-356-4441 (domestic) or 1-617-597-5396
 (international) five minutes prior to the start time and providing the access code 80227095.  The presentation will also be available by live webcast and can be accessed by visiting the Investors section of the Company's website at http://www.tengion.com or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=218965&eventID=4169542.

A replay of the call will be available on the Tengion website approximately two hours after completion of the call and will be archived.

About Tengion
Tengion, a clinical-stage biotechnology company, has pioneered the Organ Regeneration Platform™ that enables the Company to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues. Tengion’s product candidates seek to eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, procure donor organs or administer anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal.  The Company’s lead preclinical candidate is the Neo-Kidney Augment, which is designed to delay or prevent the need for dialysis or transplantation in patients at risk for kidney failure.  Tengion has also applied its technology in two Phase II clinical trials for Tengion's Neo-Bladder Augment for the treatment of neurogenic bladder.  Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's: (i) search for a new chief executive officer; (ii) expectations regarding the initial clinical trial of the Neo-Urinary Conduit and (iii) expectations regarding planned preclinical studies of the Neo-Kidney Augment. Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to find a suitable candidate for the position of chief executive officer or that the Company will be able to retain such person on mutually agreeable terms; (ii) the Company's Neo-Urinary Conduit clinical trial will not be placed on clinical hold by the Food and Drug Administration, or FDA; (iii) patients enrolled in the Company's Neo-Urinary Conduit clinical trial will not experience additional adverse events, which could delay clinical trials or cause the Company to terminate the development of the Neo-Urinary Conduit; (iv) the Company will be able to successfully enroll patients in its clinical trials, including its initial clinical trial for the Neo-Urinary Conduit; (v) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (vi) data from the Company's ongoing preclinical studies will continue to be supportive of advancing its preclinical product candidates; and (vii) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trial and (viii) the Company will be able to obtain the capital it needs to develop its product candidates and continue its operations. For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

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TENGION, INC.
(A Development-Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

					Period from July 10, 2003 (inception) through June 30, 2011
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Operating expenses:
Research and development	$3,253	$3,397	$6,569	$6,742	$111,306
General and administrative	1,470	2,038	2,882	3,814	38,516
Depreciation	1,219	971	2,446	2,098	22,109
Other expense	—	27	—	969	969
Total operating expenses	(5,942)	(6,433)	(11,897)	(13,623)	(172,900)
Interest income	17	13	27	27	8,486
Interest expense	(580)	(201)	(1,261)	(473)	(14,513)
Change in fair value of warrant liability	—	9,519	192	9,938	12,000
Net (loss) income	$(6,505)	$2,898	$(12,939)	$(4,131)	$(166,927)
Accretion of redeemable convertible preferred stock to redemption value	(364)	—	(3,993)	—
Net (loss) income attributable to common stockholders	$(6,869)	$2,898	$(16,932)	$(4,131)
Basic net (loss) income attributable to common stockholders per share	$(0.61)	$0.12	$(2.83)	$(0.21)
Diluted net (loss) income attributable to common stockholders per share	$(0.61)	$0.12	$(2.83)	$(0.21)

Shares used in computing basic and diluted net (loss) income attributable to common stockholders:
Basic	11,203	23,486	5,981	19,620
Diluted	11,203	23,968	5,981	19,620

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(unaudited)

	December 31, 2010	June 30, 2011
Cash and cash equivalents	$11,972	$19,144
Short-term investments	—	6,102
Total assets	24,144	36,338
Warrant liability	—	7,009
Long-term debt (including current portion)	8,601	5,616
Total liabilities	13,084	16,794
Total stockholders’ equity	11,060	19,544

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Net (loss) income attributable to common stockholders – GAAP	$(6,869)	$2,898	$(16,932)	$(4,131)
Change in fair value of warrant liability	—	(9,519)	—	(9,938)
Other expense	—	27	—	969
Accretion of redeemable convertible preferred stock to redemption value	364	—	3,993	—
Adjusted net loss	$(6,505)	$(6,594)	$(12,939)	$(13,100)

Shares used in computing basic and diluted net (loss) income attributable to common stockholders:
Basic	11,203	23,486	5,981	19,620
Diluted	11,203	23,968	5,981	19,620

Basic and diluted net (loss) income per share-GAAP	$(0.61)	$0.12	$(2.83)	$(0.21)
Adjustment per share	$0.03	$(0.40)	$0.67	$(0.46)
Basic and diluted net loss per share - adjusted	$(0.58)	$(0.28)	$(2.16)	$(0.67)